UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 11, 2018

STG GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36149	46-3134302
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11091 Sunset Hills Road, Suite 200

Reston, Virginia 20190

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (703) 691-2480

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

Lender Foreclosure and Sale of STG Group Holdings, Inc.

On April 11, 2018, representatives of STG Group Holdings, Inc. (“Holdings”), a wholly-owned subsidiary of the Company, informed STG Group, Inc. (the “Company”) that a sub-agent (“Sub-Agent”) to the collateral agent under that certain Credit Agreement, dated as of November 23, 2015 (the “Credit Agreement”), had sold all of the issued and outstanding stock of Holdings to SOS International Ltd. (“SOSi”) for approximately $83,000,000 pursuant to a foreclosure sale (the “Transaction”). Representatives of Holdings also informed the Company that the proceeds of the Transaction were used to pay transaction expenses, and to repay substantially all of the $80,100,000 of outstanding principal, interest and fees owed to the lenders under the Credit Agreement (the “Lenders”). It is unclear at the current time whether there will be any remaining net proceeds available to the Company, but even if there were it is unlikely that there would be any proceeds available for distribution to the Company’s shareholders after payment to the Company’s creditors.

In an effort to provide further information to the Company’s shareholders, Holdings provided the following information to the Company and has authorized us to disclose such information on its behalf. These statements are not made on behalf of the Company and the Company cannot confirm the accuracy or completeness of this disclosure.

The Transaction was the culmination of a lengthy and thorough process undertaken by the Board of Directors of Holdings (the “Holdings Board”) following the events of November 11-13, 2017, which are described in the Company’s Form 8-K dated November 11, 2017 and filed November 15, 2017 (the “November Events”), Prior to the November Events, on October 20, 2017, SOSi, which engaged Cowen as its financial advisor, submitted a non-binding indication of interest to acquire the Company. After the November Events, SOSi submitted another non-binding indication of interest on November 22, 2017.

Following the November Events, in early December 2017, Holdings engaged Raymond James & Associates, Inc. (“Raymond James”) to serve as its financial advisor to explore strategic options, including a possible financing, restructuring or business combination transaction, although Raymond James was instructed by the Holdings Board to focus its efforts on a possible business combination transaction. By mid-January 2018, Raymond James had contacted approximately 80 potential buyers accustomed to executing acquisitions in the government contracting industry, of which approximately 50 executed non-disclosure agreements and received a confidential information memorandum.

By the end of January 2018, Raymond James notified Holdings that six indications of interest (excluding SOSi’s prior indication of interest) were submitted. The valuations of Holdings reflected by the indications of interest ranged from $40,000,000 to $85,000,000, with an average midpoint of approximately $66,900,000. In the first two weeks of February 2018, management presentations were held with four bidders, who were asked to submit non-binding letters of intent or, at a minimum, verbally updated valuation ranges. All four remaining bidders submitted updated indications, one bidder in the form of a letter of intent with a specific price proposal within their initial valuation range, and three bidders in the form of updated verbal valuation guidance. Two of those three bidders updated to a valuation lower than their previously submitted bids and one bidder reaffirmed their initial range but cited that they had not performed sufficient diligence yet to provide a more specific bid. At this time, SOSi’s offer was at the high end of the $40,000,000 to $85,000,000 range identified above and the level of due diligence performed by SOSi and its advisors was substantially higher than the level of due diligence performed by the other bidders.

The Holdings Board met on February 23, 2018 to discuss the status of bids. Following discussion with Raymond James, and Holdings’ counsel, the Holdings Board determined that management should place its highest priority on reaching an agreement for a business combination with SOSi. SOSi and its advisors continued to perform significant due diligence and negotiations on a stock purchase agreement proceeded.

In late March 2018, the Holdings Board formally requested that SOSi increase the purchase price to $85,000,000. On April 8, 2018 and April 9, 2018, Cowen and the Holdings Board negotiated further and reached agreement on a $83,000,000 purchase price, which SOSi stated was its best and final offer. On April 9, 2018, the Holdings Board approved the Transaction. On April 11, 2018, a stock purchase agreement was executed, the Sub-Agent, on behalf of the Lenders, sold all of the issued and outstanding stock of Holdings in a foreclosure sale to SOSi pursuant to such stock purchase agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STG GROUP, INC.

By:	/s/ Simon S. Lee
Simon S. Lee
Chairman of the Board of Directors

Date: April 11, 2018